                                                                    EXHIBIT 12.2


       PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES CONSOLIDATED

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                AND DIVIDENDS ON PREFERRED AND PREFERENCE STOCK

                             (Millions of Dollars)


                                               12 Months
                                                  Ended
                                                March 1997         1996         1995           1994           1993         1992
                                                -------------------------------------------------------------------------------
Fixed charges, as defined:
  Interest on long-term  debt...............       $ 206          $ 207        $ 213          $ 214          $ 226        $ 240
  Interest on short-term debt
    and other interest......................          10             11           18             18             13           12
  Amortization of debt discount expense
    and premium - net.......................           2              2            2              2              2            1
  Interest on capital lease obligations
      Charged to expense....................          13             13           15             12              9           10
      Capitalized...........................           3              2            2              1              1            2
  Estimated interest component of
    operating rentals.......................           8              8            8              6              5            5
  Proportionate share of fixed charges
    of 50-percent-or-less-owned persons.....           1              1            1              1              1            2
                                                -------------------------------------------------------------------------------

        Total fixed charges.................       $ 243          $ 244        $ 259          $ 254          $ 257        $ 272
 Dividends on preferred and preference stock (a)      47             47           50             49             55           66
                                                -------------------------------------------------------------------------------

  Combined fixed charges and dividends on
    prefered and preference stock...........       $ 290          $ 291        $ 309          $ 303          $ 312        $ 338
                                                ===============================================================================
  Earnings, as defined:
    Net income..............................       $ 352          $ 357        $ 352          $ 243          $ 348        $ 346
    Less undistributed income of less
      than 50-percent-owned persons.........           -              -            -              -              -            -
                                                -------------------------------------------------------------------------------
                                                     352            357          352            243            348          346
  Add (Deduct):
    Federal income taxes....................         174            189          195            199            163          145
    State income taxes......................          60             64           62             77             64           65
    Deferred income taxes...................          28             10           15            (45)            22           33
    Investment tax credit - net.............         (10)           (10)         (11)           (12)           (14)         (14)
    Income taxes on other income and
      deductions - net......................          (1)            (2)          26            (38)            (1)           0
   Amortization of capitalized
    interest on capital leases..............           3              4            6              9             12           13
   Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations)...........         241             243         257             253            256         271
                                                -------------------------------------------------------------------------------
         Total earnings.....................       $ 847           $ 855       $ 902           $ 686          $ 850       $ 859
                                                ===============================================================================
  Ratio of earnings to fixed
    charges.................................        2.92            2.93        2.92            2.26           2.72        2.54
                                                ===============================================================================

(a) Represents the pre-tax earnings which would be required to cover preferred and preference stock dividends.